Registration No. 333-257536

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
on Form S-8, to Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana	35-1539838
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Main Street, Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

First Midwest Bancorp, Inc. Nonqualified Retirement Plan
First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan
First Midwest Bancorp, Inc. Amended and Restated 2018 Stock and Incentive Plan
First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended
First Midwest Bancorp, Inc. Savings and Profit Sharing Plan
(Full title of the plans)

Nicholas J. Chulos
Chief Legal Officer and Corporate Secretary
Old National Bancorp
One Main Street, Evansville, Indiana 47708
(800) 731-2265
(Name and address, and telephone number, including area code, of agent for service)

Copy to:
James J. Barresi, Esq.
Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
(513) 361-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, no par value	1,639,894	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, no par value per share (“Common Stock”), of Old National Bancorp (“Old National” or the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(2)
Represents shares of Common Stock issuable upon the vesting or settlement, as applicable, of equity awards issued pursuant to the First Midwest Bancorp, Inc. Nonqualified Retirement Plan (the “Retirement Plan”), the First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan (the “A&R Non-Employee Directors Plan”), the First Midwest Bancorp, Inc. Amended and Restated 2018 Stock and Incentive Plan (the “2018 Plan”) and the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Amended Omnibus Stock Plan”) which awards were converted into corresponding awards in respect of Common Stock, except that each converted Old National equity award corresponding to a First Midwest performance award was determined with any performance goals deemed satisfied at the target level of performance and is subject to service-vesting only and shall no longer be subject to any performance conditions, on February 15, 2022 pursuant to the Agreement and Plan of Merger, dated as of May 30, 2021, by and between Old National and First Midwest Bancorp, Inc. and shares of Common Stock to be offered or sold pursuant to the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (the “Profit Sharing Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Profit Sharing Plan.

(3)	The registration fee in respect of these shares of Common Stock was previously paid at the time of filing the Form S-4. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

Old National Bancorp (“Old National” or “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-257536) filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2021, as amended by Amendment No. 1 filed with the Commission on July 23, 2021 (the “Form S-4”), which was declared effective at 4:00 pm Eastern Time on July 27, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

Old National filed the Form S-4 in connection with the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of May 30, 2021 (the “Merger Agreement”), by and between Old National and First Midwest Bancorp, Inc. (“First Midwest”), pursuant to which, on February 15, 2022, First Midwest and Old National merged (the “Merger”), with Old National as the surviving company.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), certain outstanding First Midwest equity awards, other than unvested First Midwest restricted stock awards held by non-employee directors (collectively, the “Legacy First Midwest Awards”) granted or outstanding under the Retirement Plan, A&R Non-Employee Directors Plan, 2018 Plan, and Amended Omnibus Stock Plan (collectively, the “Legacy First Midwest Plans”) were converted into corresponding awards with respect to shares of Old National’s Common Stock, except that each converted Old National equity award corresponding to a First Midwest performance award was determined with any performance goals deemed satisfied at the target level of performance and is subject to service-vesting only and shall no longer be subject to any performance conditions, with appropriate adjustments to reflect the application of the Exchange Ratio and pursuant to the terms and conditions of the Merger Agreement.

This Registration Statement is being filed for the purpose of registering under the Securities Act, 1,639,894 shares of Common Stock issuable following the Merger upon the vesting or settlement, as applicable, of the converted Legacy First Midwest Awards originally granted under the Legacy First Midwest Plans or to be offered or sold pursuant to the Profit Sharing Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

a.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 10, 2022 (the “Annual Report”);

b.	the Registrant’s Current Reports on Form 8-K (other than portions of those documents deemed to be furnished and not filed) filed with the Commission on February 16, 2022 and February 16, 2022;

c.	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report; and

d.	the description of the Registrant’s common stock contained in the Form S-4 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an Indiana corporation. The Registrant’s officers and directors are and will be indemnified under Indiana law, the Fifth Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of the Registrant against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Registrant’s Fifth Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (1) the individual’s conduct was in good faith, and (2) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s Fifth Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. The Registrant’s Fifth Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCL. The Registrant currently maintains officer and director liability insurance. The Registrant’s By-laws contain indemnification provisions to substantially the same effect as in the Fifth Amended and Restated Articles of Incorporation.

Item 7.  Exemption from Registration Claimed.

Not applicable.

 Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on February 16, 2022.

OLD NATIONAL BANCORP

By:	/s/ James C. Ryan, III
Name:	James C. Ryan, III
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 16, 2022.

Signature	Title

/s/ James C. Ryan, III	Chief Executive Officer and Director
James C. Ryan, III	(Principal Executive Officer)

/s/ Brendon B. Falconer	Chief Financial Officer
Brendon B. Falconer	(Principal Financial Officer)

/s/ Angela L. Putnam	Chief Accounting Officer and Corporate Controller
Angela L. Putnam	(Principal Accounting Officer)

/s/ Michael L. Scudder	Director
Michael L. Scudder

*	Director
Daniel S. Hermann

*	Director
Ryan C. Kitchell

*	Director
Austin M. Ramirez

*	Director
Thomas E. Salmon

*	Director
Rebecca S. Skillman

*	Director
Derrick J. Stewart

*	Director
Katherine E. White

* By:	/s/ Jeffrey L. Knight
Name:	Jeffrey L. Knight
Title:	Attorney-In-Fact

EXHIBIT INDEX

Number	Description

4.1
Fifth Amended and Restated Articles of Incorporation of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2020)

4.2
Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp authorizing additional shares of Old National capital stock (incorporated by reference to Exhibit 3.2 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)

4.3
Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp designating the Old National Series A Preferred Stock (incorporated by reference to Exhibit 3.3 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)

4.4
Articles of Amendment to the Fifth Amended and Restated Articles of Incorporation of Old National Bancorp designating the Old National Series C Preferred Stock (incorporated by reference to Exhibit 3.4 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022)

4.5
Amended and Restated By-Laws of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.2 of Old National Bancorp’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2020)

4.6
By-Laws Amendment to Amended and Restated By-Laws of Old National Bancorp (incorporated by reference to Exhibit 3.6 of Old National’s Current Report with the Securities and Exchange Commission on Form 8-K filed on February 16, 2022)

4.3
First Midwest Bancorp, Inc. Nonqualified Retirement Plan (incorporated herein by reference to Exhibit 10.12 to First Midwest Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008)

4.4
First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan (incorporated herein by reference to Exhibit 10.7 to First Midwest Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009)

4.5
First Midwest Bancorp, Inc. Amended and Restated 2018 Stock and Incentive Plan (incorporated herein by reference to Exhibit 10.1 to First Midwest Bancorp, Inc.’s proxy statement filed with the Securities and Exchange Commission on April 13, 2021)

4.6
First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (incorporated herein by reference to Annex A to First Midwest Bancorp, Inc.’s proxy statement filed with the Securities and Exchange Commission on April 9, 2013)

4.7
Amendment to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (incorporated herein by reference to Exhibit 10.3 to First Midwest Bancorp’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2014)

4.8
First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (incorporated herein by reference to Exhibit 10.10 to First Midwest Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021)

5.1	Opinion of Squire Patton Boggs (US) LLP as to the validity of the Common Stock

23.1	Consent of Crowe LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Squire Patton Boggs (US) LLP (included in the opinion filed as Exhibit 5.1)

24.1
Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement on Form S-4 (no. 333-257536), filed with the Securities and Exchange Commission June 30, 2021 included on the signature page with respect to certain directors and officers)